EXHIBIT 99.1

Plymouth Industrial REIT Accelerates Investment Strategy with Agreement to Acquire Chicago-Area Industrial Portfolio for $101.5 Million

BOSTON—(November 29, 2017) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) today announced it has signed a definitive agreement to acquire a 15-building, 3.0 million-square-foot Class B industrial portfolio in the Chicago area from BIGS Holdings LLC, a subsidiary of Goldman Sachs, for $101.5 million in total consideration. The purchase price includes $20.3 million in cash and an $81.2 million loan from an affiliate of the seller. The acquisition, which is expected to close within the next two weeks subject to customary closing conditions, is projected to provide an initial yield of 8.1%.

The portfolio consists of ten single-tenant buildings totaling approximately 2.0 million square feet and five multi-tenant buildings totaling approximately 1.0 million square feet. The buildings are collectively 96% leased to a diverse mix of manufacturing and distribution tenants with strong credit, long histories in their locations and heavy capital investment in their space. The portfolio is well balanced with a weighted average lease term of 4.1 years remaining, with an average of less than 14% of the leases expiring each year during the next five years.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “This transaction is a unique opportunity to provide both stability and levers to drive NOI growth well into the future, and acquire highly functional industrial assets in strategic Chicago-area submarkets.”

Commenting on Plymouth’s ongoing efforts to increase its footprint in the Chicago area, Pendleton White, Jr., President and Chief Investment Officer, noted, “We are excited about our ability to scale up in Chicago, adding to the six properties we already own within one of the strongest industrial markets in the country – and to do so at substantially below replacement cost. The mission critical use of these buildings by over half of the tenants for corporate or national headquarters operations was also particularly attractive to us.”

Property	Square Feet	City
7200 Mason Avenue	207,345	Bedford Park, IL
6000 West 73rd Street	148,091	Bedford Park, IL
6510 West 73rd Street	306,552	Bedford Park, IL
6558 West 73rd Street	301,000	Bedford Park, IL
6751 Sayre Avenue	242,690	Bedford Park, IL
11601 Central Avenue	260,000	Alsip, IL
13040 South Pulaski Avenue	395,466	Alsip, IL
1796 Sherwin Avenue	98,879	Des Plaines, IL
1455-1645 Greenleaf Avenue	150,000	Elk Grove Village, IL
28160 North Keith Drive	77,924	Lake Forest, IL
13970 West Laurel Drive	70,196	Lake Forest, IL
3841-3865 Swanson Court	100,000	Gurnee, IL
1750 South Lincoln Drive	499,200	Freeport, IL
525 West Marquette Avenue	112,144	Oak Creek, WI
5110 South 6th Street	58,500	Milwaukee, WI

About Plymouth

Plymouth Industrial REIT, Inc. is a full service real estate investment company structured as a vertically integrated, self-administered and self-managed real estate investment trust focused on the acquisition, ownership and management of single and multi-tenant industrial properties, including distribution centers, warehouses and light industrial properties, primarily located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide current operating income with the opportunity to enhance shareholder value through property re-positioning, capital improvements and restructuring tenant leases.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com